Exhibit 10.2

CIBER, Inc. ID: 38-2046833
NOTICE OF GRANT OF STOCK OPTIONS AND OPTION AGREEMENT	6363 South Fiddler’s Green Circle Suite 1400 Greenwood Village, CO 80111

Mr. Eric D. Goldfarb [Address]	Option Number: ID:

Effective March 28, 2011 (the “Effective Date”), you have been granted a non-qualified stock option (the “Option”) to buy 300,000 shares of CIBER, Inc. (the “Company”) common stock (the “Stock”).

The Option shall vest beginning six months from the Effective Date and continuing thereafter on a monthly basis over a four (4) year period.  The Option shall expire seven (7) years from the Effective Date as follows:

Shares	Vest Type	Vest Date	Expiration
6977	Monthly	September 28, 2011	March 28, 2018
6977	Monthly	October 28, 2011	March 28, 2018
6977	Monthly	November 28, 2011	March 28, 2018
6977	Monthly	December 28, 2011	March 28, 2018
6977	Monthly	January 28, 2012	March 28, 2018
6977	Monthly	February 28, 2012	March 28, 2018
6977	Monthly	March 28, 2012	March 28, 2018
6977	Monthly	April 28, 2012	March 28, 2018
6977	Monthly	May 28, 2012	March 28, 2018
6977	Monthly	June 28, 2012	March 28, 2018
6977	Monthly	July 28, 2012	March 28, 2018
6977	Monthly	August 28, 2012	March 28, 2018
6977	Monthly	September 28, 2012	March 28, 2018
6977	Monthly	October 28, 2012	March 28, 2018
6977	Monthly	November 28, 2012	March 28, 2018
6977	Monthly	December 28, 2012	March 28, 2018
6977	Monthly	January 28, 2013	March 28, 2018
6977	Monthly	February 282013	March 28, 2018
6977	Monthly	March 28, 2013	March 28, 2018
6977	Monthly	April 28, 2013	March 28, 2018
6977	Monthly	May 28, 2013	March 28, 2018
6977	Monthly	June 28, 2013	March 28, 2018
6977	Monthly	July 28, 2013	March 28, 2018
6977	Monthly	August 28, 2013	March 28, 2018
6977	Monthly	September 28, 2013	March 28, 2018
6977	Monthly	October 28, 2013	March 28, 2018

6977	Monthly	November 28, 2013	March 28, 2018
6977	Monthly	December 28, 2013	March 28, 2018
6977	Monthly	January 28, 2014	March 28, 2018
6977	Monthly	February 28, 2014	March 28, 2018
6977	Monthly	March 28, 2014	March 28, 2018
6977	Monthly	April 28, 2014	March 28, 2018
6976	Monthly	May 28, 2014	March 28, 2018
6976	Monthly	June 28, 2014	March 28, 2018
6976	Monthly	July 28, 2014	March 28, 2018
6976	Monthly	August 28, 2014	March 28, 2018
6976	Monthly	September 28, 2014	March 28, 2018
6976	Monthly	October 28, 2014	March 28, 2018
6976	Monthly	November 28, 2014	March 28, 2018
6976	Monthly	December 28, 2014	March 28, 2018
6976	Monthly	January 28, 2015	March 28, 2018
6976	Monthly	February 28, 2015	March 28, 2018
6976	Monthly	March 28, 2015	March 28, 2018

 CIBER, INC.

NON-QUALIFIED OPTION AGREEMENT

Option Price

The “Option Price” shall be the fair market value of the Stock on the Effective Date as determined by reference to the closing price of the Stock on the New York Stock Exchange on the day immediately prior to the Effective Date.

Non-qualified Option

This Agreement evidences an award of the Option exercisable for that number of shares of Stock set forth on the cover sheet and subject to the vesting and other conditions set forth herein and on the cover sheet. This Option is not intended to be an incentive option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

Vesting

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option. Subject to the preceding sentence, you may exercise this Option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the procedures set forth below in this Agreement.

Your right to purchase shares of Stock under this Option vests according to the schedule set forth on the cover sheet provided that you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”). Your employment agreement with the Company dated March 28, 2011 (the “Employment Agreement”) sets forth the circumstances in which vesting of the Option will be accelerated, either partially or fully. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this Option.

“Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent” and, provided further, that where granting of stock options is based upon a legitimate business criteria, the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation 1.414(c)-2(b)(2)(i).

“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

Forfeiture of Unvested Options / Term

Unless the termination of your Service triggers accelerated vesting of your Option pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company those portions of the Option that have not yet vested in the event your Service terminates for any reason.

Expiration of Vested Options After Service Terminates	Your Option will expire on the Expiration Date shown on the cover sheet. Your Option will expire earlier if your Service terminates, as described in the Employment Agreement.

Forfeiture of Rights

If you should take actions in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, the Company has the right to cause an immediate forfeiture of your rights to this Option awarded under this Agreement, and the Option shall immediately expire.

Leaves of Absence

For purposes of this Agreement, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose.

Notice of Exercise

The method for exercising the Option shall be by delivery to the Corporate Secretary of the Company or an agent designated pursuant to “Brokerage Arrangements” below of a notice specifying the number of shares of Stock with respect to which the Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Company and shall specify the number of shares of Stock with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or a designated agent and payment to the Company. The purchase of such Stock shall be deemed to take place at the principal office of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in “Form of Payment” below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to you. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to you representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to you representing the additional shares of Stock, in excess of the Option Price, to which you are entitled as a result of the exercise of the Option.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Brokerage Arrangements

The Company, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the exercise of the Option or the disposition of shares of Stock acquired upon exercise of the Option, including, without limitation, arrangements for the simultaneous exercise of the Option and sale of the shares of Stock acquired upon such exercise.

Form of Payment	The Option Price shall be paid by any of the following methods or any combination of the following methods: • in cash; • by cashier’s check payable to the order of the Company;

•                  if authorized by the Company, in its sole discretion, by delivery to the Company of certificates representing the number of shares of Stock then owned by you, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that shares of Stock used for this purpose must have been held by you for more than six months; and provided further that the Fair Market Value of any shares of Stock delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price; or

•                  if authorized by the Company, in its sole discretion, any combination of these methods.

Evidence of Issuance

The issuance of the shares upon exercise of this Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates. You will have no further rights with regard to an Option once the share of Stock related to such Option has been issued.

Withholding Taxes

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any tax or withholding payment is required relating to the exercise or sale of shares arising from this grant under applicable laws, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Retention Rights

Neither your Option nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Stockholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until the Stock has been issued upon exercise of your Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends, distributions or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made).

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this Option and the Option Price per share shall be adjusted proportionately (and rounded down to the nearest whole number). Your Option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Agreement

This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this Option. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment (including the Employment Agreement), consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Data Privacy

The Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement or the cover sheet and any changes thereto, other appropriate personal and financial data about you such as your contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.

By accepting this grant, you give explicit consent to the Company to process any such personal data.

Code Section 409A

It is intended that this award comply with Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. For purposes of this award, a termination of Service only occurs upon an event that would be a Separation from Service within the meaning of Section 409A.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CIBER, INC.

By:	/s/ David C. Peterschmidt

Name:	David C. Peterschmidt
Title:	President & Chief Executive Officer

/s/ Eric D. Goldfarb

Eric D. Goldfarb